UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               The Wet Seal, Inc.
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                    961840105
                                 (CUSIP Number)

                                  June 29, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 21 Pages

CUSIP No. 961840105                       13G                 Page 2 of 21 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Smithfield Fiduciary LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A
                    Common Stock (See Item 4(a))
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock (See
             Item 4(a))
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(b))
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                       13G                 Page 3 of 21 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A
                    Common Stock (See Item 4(a))
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock
             (See Item 4(a))
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(b))
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                       13G                 Page 4 of 21 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A
                    Common Stock (See Item 4(a))
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock
             (See Item 4(a))
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(b))
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             BD
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                       13G                 Page 5 of 21 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A
                    Common Stock (See Item 4(a))
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock
             (See Item 4(a))
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(b))
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                       13G                 Page 6 of 21 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A
                    Common Stock (See Item 4(a))
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock (See
             Item 4(a))
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(b))
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                       13G                 Page 7 of 21 Pages



--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A
                    Common Stock (See Item 4(a))
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock
             (See Item 4(a))
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(b))
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                       13G                 Page 8 of 21 Pages



--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Highbridge/Zwirn Special Opportunities Fund, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A
                    Common Stock (See Item 4(a))
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock
             (See Item 4(a))
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(b))
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                       13G                 Page 9 of 21 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge/Zwirn Special Opportunities Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A
                    Common Stock (See Item 4(a))
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock
             (See Item 4(a))
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(b))
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                       13G                Page 10 of 21 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn & Co., L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A
                    Common Stock (See Item 4(a))
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock
             (See Item 4(a))
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(b))
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                       13G                Page 11 of 21 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Zwirn Holdings, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A
                    Common Stock (See Item 4(a))
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock
             (See Item 4(a))
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(b))
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                       13G                Page 12 of 21 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            DBZ GP, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A
                    Common Stock (See Item 4(a))
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock
             (See Item 4(a))
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(b))
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                       13G                Page 13 of 21 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Daniel B. Zwirn
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A
                    Common Stock (See Item 4(a))
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,013,250 shares of Class A Common Stock and
                    warrants to acquire 1,054,637 shares of Class A Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock
             (See Item 4(a))
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(b))
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 961840105                       13G                Page 14 of 21 Pages


Item 1.

(a)  Name of Issuer

          The Wet Seal, Inc., a Delaware corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices

          26972 Burbank
          Foothill Ranch, California 92610

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

          Smithfield Fiduciary LLC
          The Cayman Corporate Center
          Fourth Floor
          27 Hospital Road
          Georgetown, Grand Cayman, Cayman Islands, British West Indies
          Citizenship: Cayman Islands, British West Indies

          Highbridge International LLC
          The Cayman Corporate Center
          Fourth Floor
          27 Hospital Road
          Georgetown, Grand Cayman, Cayman Islands, British West Indies
          Citizenship: Cayman Islands, British West Indies

          Highbridge Capital Corporation
          The Cayman Corporate Center
          Fourth Floor
          27 Hospital Road
          Georgetown, Grand Cayman, Cayman Islands, British West Indies
          Citizenship: Cayman Islands, British West Indies

          Highbridge Capital Management, LLC
          9 West 57th Street, 27th Floor
          New York, New York  10019
          Citizenship: Delaware

          Glenn Dubin
          c/o Highbridge Capital Management, LLC
          9 West 57th Street, 27th Floor
          New York, New York  10019
          Citizenship: United States

          Henry Swieca
          c/o Highbridge Capital Management, LLC
          9 West 57th Street, 27th Floor
          New York, New York  10019
          Citizenship: United States

CUSIP No. 961840105                       13G                Page 15 of 21 Pages


          Highbridge/Zwirn Special Opportunities Fund, L.P.
          c/o D.B. Zwirn & Co., L.P.
          745 Fifth Ave.
          18th Floor
          New York, New York 10151
          Citizenship: Delaware

          Highbridge/Zwirn Special Opportunities Fund, Ltd.
          c/o Goldman Sachs (Cayman) Trust, Limited
          P.O. Box 896
          George Town
          Harbour Centre, 2nd Floor
          Grand Cayman, Cayman Islands, British West Indies
          Citizenship: Cayman Islands, British West Indies

          D.B. Zwirn & Co., L.P.
          745 Fifth Ave.
          18th Floor New York, New York
          10151 Citizenship: Delaware

          Zwirn Holdings, LLC
          c/o D.B. Zwirn & Co., L.P.
          745 Fifth Ave.
          18th Floor
          New York, New York 10151
          Citizenship: Delaware

          DBZ GP, LLC
          c/o D.B. Zwirn & Co., L.P.
          745 Fifth Ave.
          18th Floor
          New York, New York 10151
          Citizenship: Delaware

          Daniel B. Zwirn
          c/o D.B. Zwirn & Co., L.P.
          745 Fifth Ave.
          18th Floor
          New York, New York 10151
          Citizenship: United States

Item 2(d)  Title of Class of Securities

          Class A Common Stock, par value $0.10 per share ("Class A Common
          Stock")

Item 2(e)  CUSIP Number

          961840105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

(a) [ ]   Broker or dealer registered under Section 15 of the Act
          (15 U.S.C. 78o).

(b) [ ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

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CUSIP No. 961840105                       13G                Page 16 of 21 Pages


(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:

             Subject to the Ownership Limitation (defined below), as of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 1,911,624 shares of Class A Common Stock owned by Smithfield Fiduciary LLC, (ii) 669,067 shares of Class A Common Stock issuable to Smithfield Fiduciary LLC upon exercise of certain warrants (the "Smithfield Warrants"), (iii) 550,813 shares of Class A Common Stock owned by Highbridge/Zwirn Special Opportunities Fund, L.P., (iv) 192,785 shares of Class A Common Stock issuable to Highbridge/Zwirn Special Opportunities Fund, L.P. upon exercise of certain warrants (the "Highbridge/Zwirn L.P. Warrants"),(v) 550,813 shares of Class A Common Stock owned by Highbridge/Zwirn Special Opportunities Fund, Ltd. and (vi) 192,785 shares of Class A Common Stock issuable to Highbridge/Zwirn Special Opportunities Fund, Ltd. upon exercise of certain warrants (the "Highbridge/Zwirn Ltd. Warrants" and, together with the Smithfield Warrants and the Highbridge/Zwirn L.P. Warrants, the "Warrants"). The Warrants are not exercisable until December 30, 2004. However, the Reporting Persons have determined voluntarily to include the Warrants in this statement.

             The number of shares of Class A Common Stock into which the Warrants are exercisable is limited pursuant to the terms of the Warrants to that number of shares of Class A Common Stock which would result in the Reporting Persons having aggregate beneficial ownership of not more than 9.99% of the total issued and outstanding shares of Class A Common Stock (the "Ownership Limitation"). Therefore, the percent of class beneficially owned by the Reporting Persons is limited to 9.99%.

             Subject to the Ownership Limitation, as of the date of this filing, each Reporting Person may be deemed the beneficial owner of 3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock. (Based on the Company's Quarterly Report on Form 10-Q for the quarterly


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CUSIP No. 961840105                       13G                Page 17 of 21 Pages


period ended May 1, 2004, there were 25,631,324 shares of Class A Common Stock issued and outstanding as of June 7, 2004. In addition, (i) the Company issued 6,026,500 shares of Class A Common Stock pursuant to the terms of that certain Securities Purchase Agreement, dated as of June 29, 2004, by and among the Company, Smithfield Fiduciary LLC, Highbridge/Zwirn Special Opportunities Fund, L.P., Highbridge/Zwirn Special Opportunities Fund, Ltd. and each of the other investors named therein and (ii) 165,945 shares of Class A Common Stock is issuable to the Reporting Persons pursuant to the terms of the Warrants without causing the Reporting Persons' aggregate beneficial ownership to exceed the Ownership Limitation.)

             Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and Highbridge Capital Corporation. Glenn Dubin is a Managing Partner of Highbridge Capital Management, LLC. Henry Swieca is a Managing Partner of Highbridge Capital Management, LLC. Smithfield Fiduciary LLC is a wholly-owned subsidiary of Highbridge International LLC which is a wholly-owned subsidiary of Highbridge Capital Corporation, a broker/dealer.

             D.B. Zwirn & Co., L.P. is the trading manager of each of Highbridge/Zwirn Special Opportunities Fund, Ltd. and Highbridge/Zwirn Special Opportunities Fund, L.P. and consequently has voting control and investment discretion over the securities held by each of Highbridge/Zwirn Special Opportunities Fund, Ltd. and Highbridge/Zwirn Special Opportunities Fund, L.P. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P.

             The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Class A Common Stock owned by another Reporting Person.

         (b) Percent of class:

               9.99% (see Item 4(a) above).

         (c) Number of shares as to which such person has:

              (i)    Sole power to vote or to direct the vote

                     0

              (ii)   Shared power to vote or to direct the vote

                     3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock (see Item 4(a) above).

              (iii)  Sole power to dispose or to direct the disposition of

                     0


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CUSIP No. 961840105                       13G                Page 18 of 21 Pages


              (iv)   Shared power to dispose or to direct the disposition of

                     3,013,250 shares of Class A Common Stock and warrants to acquire 1,054,637 shares of Class A Common Stock (see Item 4(a) above).

Item 5.  Ownership of Five Percent or Less of a Class

              Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

              Not applicable.

Item 8.  Identification and Classification of Members of the Group

              See Exhibit I.


Item 9.  Notice of Dissolution of Group

              Not applicable.

Item 10. Certification

         By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of July 9, 2004, by and among Smithfield Fiduciary LLC, Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital Management, LLC, Glenn Dubin, Henry Swieca, Highbridge/Zwirn Special Opportunities Fund, L.P., Highbridge/Zwirn Special Opportunities Fund, Ltd., D.B. Zwirn & Co., L.P., Zwirn Holdings, LLC, DBZ GP, LLC and Daniel B. Zwirn


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CUSIP No. 961840105                       13G                Page 19 of 21 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: July 9, 2004


SMITHFIELD FIDUCIARY LLC                                     HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Howard Feitelberg                                    By: /s/ Howard Feitelberg
    -----------------------------------------                    ------------------------------------------------
Name: Howard Feitelberg                                      Name: Howard Feitelberg
Title: Director                                              Title: Director


HIGHBRIDGE CAPITAL CORPORATION                               HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Howard Feitelberg                                    By: /s/ Ronald S. Resnick
    -----------------------------------------                    ------------------------------------------------
Name: Howard Feitelberg                                      Name: Ronald S. Resnick
Title: Controller                                            Title: Managing Director

    /s/ Glenn Dubin                                              /s/ Henry Swieca
    -----------------------------------------                    ------------------------------------------------
    GLENN DUBIN                                                  HENRY SWIECA


HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.            HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, Ltd.
By: D.B. Zwirn & Co., L.P.                                   By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                                             By: DBZ GP, LLC,
    its General Partner                                          its General Partner
By: Zwirn Holdings, LLC,                                     By: Zwirn Holdings, LLC,
    its Managing Member                                          its Managing Member

By: /s/ Daniel B. Zwirn                                      By: /s/ Daniel B. Zwirn
    -----------------------------------------                    ------------------------------------------------
Name: Daniel B. Zwirn                                        Name: Daniel B. Zwirn
Title: Managing Member                                       Title: Managing Member


D.B. ZWIRN & CO., L.P.                                       ZWIRN HOLDINGS, LLC
By: DBZ GP, LLC,
    its General Partner                                      By: /s/ Daniel B. Zwirn
By: Zwirn Holdings, LLC,                                         ------------------------------------------------
    its Managing Member                                      Name: Daniel B. Zwirn
                                                             Title: Managing Member

By: /s/ Daniel B. Zwirn
    -----------------------------------------
Name: Daniel B. Zwirn
Title: Managing Member


DBZ GP, LLC
By: Zwirn Holdings, LLC,
    its Managing Member

By: /s/ Daniel B. Zwirn                                      /s/ Daniel B. Zwirn
    -----------------------------------------                ----------------------------------------------------
Name: Daniel B. Zwirn                                        DANIEL B. ZWIRN
Title: Managing Member


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CUSIP No. 961840105                       13G                Page 20 of 21 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A Common Stock, $0.10 par value, of The Wet Seal, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of July 9, 2004


SMITHFIELD FIDUCIARY LLC                                     HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Howard Feitelberg                                    By: /s/ Howard Feitelberg
    -----------------------------------------                    ------------------------------------------------
Name: Howard Feitelberg                                      Name: Howard Feitelberg
Title: Director                                              Title: Director


HIGHBRIDGE CAPITAL CORPORATION                               HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Howard Feitelberg                                    By: /s/ Ronald S. Resnick
    -----------------------------------------                    ------------------------------------------------
Name: Howard Feitelberg                                      Name: Ronald S. Resnick
Title: Controller                                            Title: Managing Director


/s/ Glenn Dubin                                              /s/ Henry Swieca
---------------------------------------------                ----------------------------------------------------
GLENN DUBIN                                                  HENRY SWIECA


HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.            HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, Ltd.
By: D.B. Zwirn & Co., L.P.                                   By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                                             By: DBZ GP, LLC,
    its General Partner                                          its General Partner
By: Zwirn Holdings, LLC,                                     By: Zwirn Holdings, LLC,
    its Managing Member                                          its Managing Member

By: /s/ Daniel B. Zwirn                                      By: /s/ Daniel B. Zwirn
    -----------------------------------------                    ------------------------------------------------
Name: Daniel B. Zwirn                                        Name: Daniel B. Zwirn
Title: Managing Member                                       Title: Managing Member


D.B. ZWIRN & CO., L.P.                                       ZWIRN HOLDINGS, LLC
By: DBZ GP, LLC,
    its General Partner                                      By: /s/ Daniel B. Zwirn
By: Zwirn Holdings, LLC,                                         -----------------------------------------------
    its Managing Member                                      Name: Daniel B. Zwirn
                                                             Title: Managing Member
By: /s/ Daniel B. Zwirn
    -----------------------------------------
Name: Daniel B. Zwirn
Title: Managing Member


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CUSIP No. 961840105                       13G                Page 21 of 21 Pages



DBZ GP, LLC
By: Zwirn Holdings, LLC,
    its Managing Member

By: /s/ Daniel B. Zwirn                                      /s/ Daniel B. Zwirn
    -----------------------------------------                ----------------------------------------------------
Name: Daniel B. Zwirn                                        DANIEL B. ZWIRN
Title: Managing Member
